SCHEDULE 14A INFORMATION

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                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
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                              Sch 14A - Cover Page

               [Wisconsin Central Transportation Corporation logo]
                                 The Write Track
                      News for Wisconsin Central Customers
                              December 2000, No. 67

--------------------------------------------------------------------------------

                                   WHAT'S NEW?

o SNOW SLOWS, BUT DOESN'T STOP CHICAGO TRAINS--Chicago railroads survived the season's first blizzard, December 11, along with subsequent snowfalls that dumped a record 38.9 inches--surpassing the December record of 33.3 inches set in 1951. Unlike January 1999, when trains were delayed for days, rail freight kept moving during a "Level 3" alert from December 15-18. This required all Chicago railroads to reduce traffic levels into the gateway for switching and to reroute some trains to other interchange points, following plans established earlier in the year by the Chicago Transportation Coordination Office. Although hump yard production at major terminals was sometimes 50% to 70% of normal, the Chicago terminal remained fluid during the month. "The city was not in gridlock," says Dave Kruschwitz, WC director operations network. A few railroads experienced delays receiving trains December 23-31, due more to reduced Holiday schedules than winter storms.

o NEW CAR DUMP SYSTEM AT ESCANABA--A new bottom-dump car unloading system is under construction at Escanaba, Mich., which will give Wisconsin Central the flexibility to accommodate conventional hoppers and other bottom-dump equipment in addition to rotary dumping 50-ton and 70-ton ore cars. A conveyor system will direct product either to stockpiles or the ship loader. "We expect to handle new business from two Mesabi range pellet producers during the first half of 2001," says WC Marketing Director Bill Boukas.

o FUEL SURCHARGE COMING DOWN--Wisconsin Central plans to reduce the fuel surcharge from 3% to 2%, effective January 9. The price of West Texas Intermediate Crude Oil has fallen below $32 per barrel for the past 30 days. The 3% surcharge went into effect October 9, 2000.

o ALGOMA STEEL TO RECEIVE MICHIGAN ORE BY RAIL--Beginning in 2001, Wisconsin Central will begin delivering approximately 1.4 million gross tons of iron ore year round from the Tilden Mine in upper Michigan to Algoma Steel at Sault Ste. Marie, Ontario. For the past four winters, WC has hauled an average of 300,000 gross tons to Algoma Steel. All-rail shipping provides warmer, cleaner pellets and reduces inventory.

o WC SEEKS TO RAISE CLASS I THRESHOLD TO $500 MILLION--The U.S. Surface Transportation Board recently called for comments on a proposal that would require railroads under common control to report to the STB on a consolidated basis. This could ultimately result in WC becoming a Class I carrier--subject to much more costly reporting and operating obligations. WC filed comments opposing this reporting change and also separately petitioned the STB to raise the threshold for Class I rail carriers from $250 million to $500 million. The Class I threshold was last increased from $100 million to $250 million in 1992.

o RECEIVE WC NEWS RELEASES BY E-MAIL, FAX--Customers wishing to receive Wisconsin Central news releases directly and automatically by e-mail or facsimile should provide their phone number, FAX and/or e-mail address to Ann Thoma, WC's assistant VP corporate relations: agthoma@wclx.com. or FAX
     (847) 318-9078.

                        --------------------------------

                                  KEEPING TRACK

     We're concluding our 13th year at Wisconsin Central and, as usual, time seems to have flown by quickly. Once again, the year included a variety of activities to make it memorable.
     Businesswise, 2000 was one of modest revenue growth--at least by WC standards--along with a very successful effort at cost control and service improvement. We've had another strong year of capital investment, including expansion of log loading and iron ore unloading capacity. There also were equipment improvements, including the addition of 100 boxcars for paper service and 185 bulkhead flat cars to be rehabilitated primarily for log service. On the customer side, we've also seen capacity expansions at 17 of our major customer facilities throughout the entire system.
     Perhaps not popular, but for the first time in Wisconsin Central's history, we implemented a fuel surcharge due to extraordinary increases in fuel expense.
     On the legal front, we've also had a variety of exchanges with the STB as they try to redefine their merger rules and make reporting changes that could result in reclassifying Wisconsin Central as a Class I railroad, which you know we oppose.
     On the service front, we're proud to say that transportation service on WC has been excellent most of the year, and all the railroads should be proud of what seems to be an improvement in the Chicago terminal area dealing with winter weather.
     Just to keep our lives interesting, we are the subject of a corporate proxy fight. Meanwhile, the company has hired several outside organizations to test the market for possible sale of all, or portions of our property. At this writing, the voting is still in process and we will keep you advised of the outcome.
     As the year closes, our country has a new president and, despite some question concerning the economy, customers we've talked to are still expressing confidence for the next year.
     As always, all of us at Wisconsin Central thank you for support and patronage and wish you all the best for a healthy and prosperous New Year.

                                                    Bill Schauer
                                              Vice President-Marketing

                        --------------------------------

                                    Page - 1

                 OSHKOSH TRUCK GEARS UP FOR U.S. MARINE CONTRACT

     Oshkosh Truck, Oshkosh, Wis., is gearing up to build more than 8,000 MTVR (Medium Tactical Vehicle Replacement) trucks for the U. S. Marines. If all options are exercised, the five-year contract has a potential value of $1.2 billion--the largest ever for the 83-year old company.
     Oshkosh is ramping up production in 2001 by adding some 400 jobs and more than 100,000 sq. ft. of production space for an expanded assembly line to build the state-of-the-art vehicles.
     Oshkosh Traffic Manager Tom Petersen oversees the company's plans to ship the completed MTVRs by rail--two per 89-ft. flat car. He notes, "We've worked closely with the Wisconsin Central, the military, and with delivering railroads to assure there will be uninterrupted car supply so vehicles will get to destination on time. Wisconsin Central has been very supportive of this effort." Oshkosh is also looking at rail to bring in various heavy or larger components.
     Oshkosh is the leading manufacturer of heavy duty, multi-wheel drive vehicles and pioneered four-wheel drive trucks in 1917 because of the difficulty getting around Wisconsin, when roads were not well plowed.
     The company has annual sales of $1.32 billion and produces specialty trucks and truck bodies for defense, fire and emergency, snow removal, concrete placement and refuse hauling under the Oshkosh, Pierce and McNeilus brand names.

                        --------------------------------

                                 THE WRITE TRACK
                            WISCONSIN CENTRAL SYSTEM

                             Wisconsin Central Ltd.
                           Algoma Central Railway Inc.
                            Fox Valley & Western Ltd.
                           Sault Ste. Marie Bridge Co.
                           Wisconsin Chicago Link Ltd.

                    P. O. Box 5062 * Rosemont, IL 60017-5062

                       J. Reilly McCarren, President & CEO
                  William R. Schauer, Vice President-Marketing

                     Customer Service Center 1-800-822-6440
                       Marketing/Rate Desk 1-800-852-8335
                             Web site: www.wclx.com

                        --------------------------------

                                 HOW'S BUSINESS?

                               Total Revenue Units
                              (Excludes units moved
                               under contract for
                               Canadian National)

                     Tabular Representation of Omitted Graph

                              2000                          1999
                           ----------                    ---------
January                      43,083                        43,907
February                     44,262                        38,058
March                        47,744                        43,053
April                        49,906                        46,340
May                          49,894                        48,220
June                         48,220                        48,855
July                         49,352                        45,928
August                       49,502                        48,970
September                    41,723                        44,965
October                      45,725                        48,191
November                     49,274                        42,763
December                     44,515

                        --------------------------------

                     WC ADDS LANDINGS, CARS FOR LOG LOADING

     In 2000, Wisconsin Central added or expanded landings at eight locations for loading pulpwood and sawlogs. The railroad is also acquiring 150 bulkhead flatcars that will be rehabilitated with side stakes for log service.
     WC has landings at 120 locations in Wisconsin, Upper Michigan and Ontario. "L'Anse, Mich. is newest and was completed in December," according WC Marketing Director Jeff Anderson. Located on the branchline from Ishpeming to Baraga, L'Anse can accommodate 15 cars. Train service is provided three days a week.
     Other new or expanded landings are Newberry, Quinnesec, and White Pine, Mich.; Sprague and Superior Wis.; and Perry Pit and Oba, Ontario.
     Typically, the greater the distance, the more advantageous it can be to ship logs by rail, notes Brian Buchanan, WC's assistant manager marketing.
"Loggers like the fact that they can make many short trips in a day from the wood source to the railroad loading point, as opposed to only one or two trips to the mill. In addition, they save wear and tear on their truck and use less fuel."
     Landings are for public use and anyone can utilize them to either load or unload rail cars, which typically carry between 27 and 38 cords, depending on the car type.
     "It's a relatively simple process," Buchanan explains. "Feel free to call me at 1-800-852-8335, extension 4677 to check out shipping rates. I'll explain the process, step-by-step."

                        --------------------------------

               HOW CUSTOMERS CAN HELP AVOID WEATHER-RELATED DELAYS

o Remove compacted snow and ice from track flangeways at crossings and parking areas so freight cars won't derail.

o Keep track switch points and switch stands clear of snow and ice so that switches can be operated safely.

o    Clean walkways where crews may need access to the facility or freight cars.

o    Make sure close clearance signs are free of snow and clearly visible.

                        --------------------------------

                                    Page - 2

                               HIGHLIGHTS OF 2000

AWARDS
     Based on a national survey of customers, Logistics Management & Distribution Report magazine gave Wisconsin Central its 12th consecutive "Readers Choice" award for excellence in on-time performance, value, information technology, customer service, equipment and operations. WC also received a service award from C. H. Robinson Worldwide for "high standards, reliability and professionalism."

BNSF-CN PACT BENEFITS
     In a pre-merger agreement with Burlington Northern Santa Fe and Canadian National, beginning April 1, WC gained competitive switching charges at Duluth-Superior; access to three CN distribution facilities in Chicago; new Chicago trackage rights; plus a direct connection to the Chicago SouthShore & South Bend railroad.

CUSTOMER EXPANSIONS
     In 2000, a total of 33 companies built or expanded facilities or track served by the Wisconsin Central System, or reactivated tracks to reinstate rail service.

E-COMMERCE
     Wisconsin Central's Web site (http://www.wclx.com) was expanded to allow customers to use the Internet to complete bills of lading on line, trace equipment, obtain information on current car movements and schedules, and seek waybill history and scale weights.

EQUIPMENT
     WC acquired 100 100-ton boxcars for paper shipments and 185 bulkhead flat cars. Of these, 150 will be equipped with side stakes to handle log shipments and 35 will be modified to handle coiled wire, which can be loaded onto the cars without extensive blocking and bracing.

FUEL SURCHARGE
     On July 1, Wisconsin Central added a fuel surcharge totaling 2% in an effort to offset higher cost of fuel, which had doubled from last year. The surcharge rose to 3% October 9.

MARKETING
     Operating revenues increased 3.7% in the first nine months of 2000, with gains in most commodities, notably paper. A new woodchip move to International Paper began June 28, which is expected to increase WC's annual woodchip volume by an average of 20%.

MECHANICAL
     In 2000, WC mechanical forces overhauled 8 locomotives and 569 freight cars, including 90 open-top hopper cars that were equipped with remote-control gates to discharge track ballast and other products. In addition, air dryers were installed on 30 locomotives completing the program on 244 diesel units. At Gladstone, Wis., WC engineering forces built a 65-ft. x 75-ft. addition to the mechanical facility and erected a 70-ton sanding tower.

OPERATIONS
     Effective  July  5,   Wisconsin   Central  began  a  daily  direct  Chicago
     interchange with the Union Pacific Railroad at Proviso yard, saving as much as one-day on shipments destined to points east of North Platte, Neb.

PROXY BID
     On October 20, a shareholder committee announced a proxy filing, seeking to replace WCTC's current board of directors and sell all or portions of the company. On November 3, WCTC announced retaining Goldman, Sachs &Co. to act as a financial advisor in evaluating--among other alternatives--putting the company up for sale and disposing of its international holdings.

RESTRUCTURING
     WC restructured its North American rail operations, trimming 44 management jobs and realigning transportation personnel to focus on local issues and customer service. Terminals at Fond du Lac, Green Bay, Neenah and Stevens Point were reorganized to function on a stand-alone basis.

TRACKWORK
     By year end, production track crews will have installed more than 226,000 crossties, 460,500 tons of crushed rock ballast, 115 miles of continuously welded rail, and surfaced (aligned and smoothed) about 1,100 miles of track. Major projects in 2000 include extending or constructing track sidings at DuPlainville, Hiawatha, Park-land and Vernon, Wis. and adding
     2.5 miles of second main track east of Stevens Point, Wis. Track speeds were increased from 25 to 40 mph on 45 miles of track on the Manistique, Marinette and Algoma Central Northern subdivisions. New bridges were installed at Chittamo, Exeland, Sheldon and Stanberry, Wis. Crossing approaches were extended for 60 mph trains and crossing warning equipment was upgraded at 34 locations.

                        --------------------------------

                            WISCONSIN CENTRAL SYSTEM

                                   Our Pledge:

                        "To offer superior transportation
                          consisting of more frequent,
                          dependable train service, at
                         competitive prices, with proper
                           equipment, accomplished by
                           customer-minded and safety-
                              conscious employees."

                        --------------------------------

                                    Page - 3

                                 WHO'S CALLING?

     Scott Adams' 23-year railroad career spans two "UPs"--the first was the Union Pacific where he began railroading at Pocatello, Idaho in 1977, and the second is the Upper Peninsula of Michigan, where he has been manager market development since December 1999.
     Scott is a third generation railroader. His father was freight agent for the UP at Idaho Falls and his grandfather was agent at Aberdeen, Idaho. Following in their footsteps, Scott held a number of clerical positions with the UP working first as a general clerk and train order operator before transferring to Omaha in 1983 as office manager in the sales department. He held similar posts in Cincinnati, Ohio and Kansas City, Mo. before becoming a sales representative in 1989. He joined Gateway Western (subsequently Kansas City Southern) in 1993 working as a market manager until joining WC a year ago. Along the way, he earned a BS in human resource management from Friends University at Wichita, Kan.
     How does he like working for WC? "I really love the Upper Peninsula and the people--there are a lot of similarities with Idaho. I enjoy working with the WC team up here. The WC employees are attuned to the customer and trying to get new business and

                             [Photo of Scott Adams]
                                   Scott Adams
                           Manager Market Development
                               Michigan Operations

keeping what we've got."
     Scott's territory extends from Escanaba, Mich. west to Argonne, Wis., Iron Mountain and Baraga, Mich., east

                                  [Inset Quote]
                              "The WC employees are
                           attuned to the customer and
                         trying to get new business and
                            keeping what we've got."

to Sault Ste. Marie, Mich., and south to just shy of Menominee, Mich.
     Business is growing, Scott says. "We've seen a lot of increase in wood going to the paper mills as well as logs going to the sawmills." He notes Wisconsin Central has been expanding the number of log landings in Upper Michigan and Wisconsin to attract more wood off the highway.
     Economics favor rail shipping--particularly for hauls of 100 miles or more, according to Scott. "With diesel prices staying high, there's been a shift of interest by loggers in doing more shipping by rail, and then going back into the forest where they can get another load."
     The railroad is making a special effort to add and upgrade landings--keeping them clear of bark, branches and snow. Scott explains, "It's important that we offer a product to the loggers that when they pull in, they don't get stuck or have to worry about their rigs." And the feedback from loggers has been positive, according to Scott. "They're really pleased with the product that we offer."
     Scott recently became involved with Operation Lifesaver and is looking forward to teaching residents about rail-crossing safety.
     Scott and his wife, Janet, reside in Gladstone and have five children and one grandchild.
     In his spare time, Scott likes cross country skiing, fishing and hunting. He also collects pocket knives.

                        --------------------------------

                                 THE WRITE TRACK
                            Wisconsin Central System
                                 P. O. Box 5062
                             Rosemont, IL 60017-5062

                        --------------------------------

                                    Page - 4